                                                               EXHIBIT (d)(8)(i)

                                 AMENDMENT NO. 1
                        TO INVESTMENT ADVISORY AGREEMENT




         AMENDMENT NO. 1 to Investment Advisory Agreement ("Amendment No. 1"), dated as of August 1, 2002, between The Equitable Life Assurance Society of the United States, a New York stock life insurance corporation (the "Manager") and Massachusetts Financial Services Company, a corporation organized under the laws of the State of Delaware ("Adviser").

         The Manager and the Adviser agree to modify and amend the Investment Advisory Agreement (the "Agreement") dated as of November 30, 2001 between them as follows:

         1. The Manager hereby terminates its appointment of the Adviser as one of the investment advisers for the AXA Premier VIP Small/Mid Cap Growth Portfolio.

         2. The Manager hereby reaffirms its appointment of the Adviser as one of the investment advisers for the AXA Premier VIP Large Cap Value Portfolio on the terms and conditions set forth in the Agreement.

         3. Appendix A to the Agreement, setting forth the Fund of the Trust for which the Adviser is appointed as the investment adviser and the fee payable to the Adviser with respect to such Fund is hereby replaced in its entirety by Appendix A attached hereto.

         IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 1 as of the date first above set forth.





MASSACHUSETTS FINANCIAL SERVICES                 THE EQUITABLE LIFE ASSURANCE
COMPANY                                          SOCIETY OF THE UNITED STATES




By: /s/ Stephen E. Cavan                         By:  /s/ Peter D. Noris
    --------------------------------                  --------------------------
    Stephen E. Cavan                                  Peter D. Noris
    Senior Vice President                             Executive Vice President

                                   APPENDIX A
                               TO AMENDMENT NO. 1
                        TO INVESTMENT ADVISORY AGREEMENT
                                      WITH
                    MASSACHUSETTS FINANCIAL SERVICES COMPANY


Related Portfolios                                                  Annual Advisory Fee Rate***
------------------                                                  ---------------------------
LARGE CAP VALUE PORTFOLIOS, which shall consist of      0.40% the MFS Allocated Portion's average daily net
the following Allocated Portion and Other Allocated     assets up to and including $300 million; and 0.375%
Portion** (collectively referred to as "Large Cap       of the MFS Allocated Portion's average daily net
Value Portfolios"):                                     assets in excess of $300 million and up to and
                                                        including $600 million; and 0.35% of the MFS
AXA Premier VIP Large Cap Value Portfolio*              Allocated Portion's average daily net assets in
AXA Premier Large Cap Value Fund*                       excess of $600 million






* Fee to be paid with respect to this Fund shall be based only on the portion of a Fund's average daily net assets advised by the Adviser, which may be referred to as an "MFS Allocated Portion."

** Other Allocated Portions are other registered investment companies (or series or portions thereof) that are managed by the Manager and advised by the Adviser, which are classified as "Large Cap Value Portfolios."

*** The daily advisory fee for the Related Portfolios is calculated by multiplying the aggregate net assets of the Related Portfolios at the close of the immediately preceding business day by the annual Advisory Fee Rate calculated as set forth above and then dividing the result by the number of days in the year. The daily fee applicable to each Allocated Portion is the portion of the daily advisory fee for the Related Portfolios equal to the Allocated Portion's net assets relative to the aggregate net assets of the Related Portfolios, including the Allocated Portion, used in the fee calculation.